Exhibit (p)





                               CODE OF ETHICS
                                   204A-1
                                   17j-1

                      Monetta Financial Services, Inc.
                             Monetta Fund, Inc.
                               Monetta Trust

                          Adopted January 1, 1996
                          Revised February 1, 2005


                             Table of Contents

    I.    Background

    II.   Statement of Principals

    III.  Duty to Report Violations of the Code

    IV.   Acknowledgement of Receipt of this Code

    V.    Insider Trading Policy

    VI.   Restrictions Relating to Securities Transactions

    VII.  Service as a Director

    VIII. Reporting Requirements for Employees, Access Persons, and

           Independent Directors

    IX.   Exempted Securities and Transactions

    X.    Sanctions

    XI.   Administration of the Code of Ethics

    XII.  Approval and Review by Boards of Directors

    XIII. Definitions







IMPORTANT:   All  Employees   must   read   and   acknowledge   receipt  and
understanding of this Code of Ethics.

I.   Background

A. This Code is adopted under Rule 17j-1, under the Investment Company Act of 1940, and Rule 204A-1, under the Investment Advisers Act of 1940, and has been approved by the Boards of Directors/Trustees of each of the mutual Funds for which Monetta Financial Services, Inc. ("MFSI") serves as Manager.

B. This Code is designed to prevent fraud by reinforcing fiduciary principles that must govern the conduct of Employees. This Code sets forth standards of conduct expected of Employees, and addresses conflicts that arise from personal trading. Employees (1) must adhere to fiduciary standards, (2) have obligations to Clients, (3) may be required to restrict their personal trading, and (4) may be required to report their personal securities transactions and holdings.

C. Questions concerning this Code should be referred to the Chief Compliance Officer.

II.  Statement of Principles

A. FIDUCIARY STANDARDS. This Code is based on the fundamental principle that MFSI and its Employees must put Client interests first. As an investment adviser, MFSI has fiduciary responsibilities to its Clients. Fiduciaries owe their clients a duty of honesty, good faith, and fair dealing. As a fiduciary, MFSI must act at all times in its Clients' best interests and must avoid or disclose conflicts of interests. Among MFSI's fiduciary responsibilities is the responsibility to ensure that its Employees conduct their personal securities transactions in a manner which does not interfere or appear to interfere with any Client transactions or otherwise take unfair advantage of their relationship to Clients. All Employees must adhere to this fundamental principle as well as comply with the specific provisions applicable to Employees or Access Persons, set forth in this Code. It bears emphasis that technical compliance with this Code's provisions will not insulate from scrutiny transactions which show a pattern of compromise or abuse of an Employee's fiduciary responsibilities to Clients. Accordingly, all Employees must seek to avoid any actual or potential conflicts between their personal interest and the interest of Clients. In sum, all Employees shall place the interest of Clients before personal interests.

B. COMPLIANCE WITH APPLICABLE FEDERAL SECURITIES LAWS. All Employees must comply with applicable Federal Securities Laws as defined in this Code. Among other prohibitions, an Employee shall not: (1) employ any device, scheme or artifice to defraud a Client; (2) make any untrue statement of a material fact (or omit to state a material fact necessary in order to make the statements made not misleading) to an Employee making investment decisions or to an officer or member of the Compliance Department investigating securities transactions; (3) engage in any act, practice, or course of business that operates or would operate as a fraud or deceit to a Client; or (4) engage in any manipulative practice with respect to a Client. Questions regarding compliance with applicable Federal Securities laws may be directed to the Chief Compliance Officer.



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III. Duty to Report Violations of the Code

A. DUTY TO REPORT VIOLATION. An Employee who knows of a violation of this Code has a duty to report such violation promptly to the Compliance Department.

B. COMPLIANCE DEPARTMENT PROCEDURES REGARDING REPORTED VIOLATIONS. The Chief Compliance Officer shall maintain procedures which reasonably ensure that he or she is aware of all reported violations of this Code.

C. PROHIBITION AGAINST RETALIATION. All Employees are prohibited from retaliating against an Employee who reports a violation of this Code. An act of retaliation is itself a violation of this Code and subject to sanctions.

IV.  Acknowledgement of Receipt of this Code

A. RECEIPT OF THE CODE UPON EMPLOYMENT OR PROMOTION TO ACCESS PERSON.

(1) EMPLOYEES. The Compliance Department shall ensure that each new Employee is given a copy of this Code upon commencement of employment. Within 10 days of commencement of employment (the Employee's first day on payroll), each Employee shall file an Acknowledgement with the Compliance Department stating that he or she has read and understands this Code.

(2) ACCESS PERSONS. Each new Access Person will be notified of their status as an Access Person upon commencement of their employment as such. Within 10 days of commencement of employment, each employee shall file an Acknowledgement with the Compliance Department stating that he or she has read and understands the provisions of the Code.

B. AMENDMENTS TO THIS CODE. The Compliance Department shall ensure that all Employees (including Access Persons) receive a copy of this Code promptly after any material amendments to this Code. Within 10 days of receiving a copy of the amended Code, each Employee shall file an Acknowledgement with the Compliance Department stating that he or she has read and understands the provisions of the amended Code.

V.   Insider Trading Policy

The Investment Company Act of 1940, as amended in 1970, prohibits insider trading in securities held or to be acquired by an investment company in contravention of rules and regulations promulgated by the Securities and Exchange Commission. The legislative history indicates that such legislation was adopted to prohibit "insiders" from making personal profits by taking advantage of their knowledge of the investment company's plans. In 1980, the Commission adopted Rule 17j-1 under the insider trading provision. This rule generally proscribes fraudulent or manipulative practices with respect to securities held or to be held by the Funds, requires that a code of ethics be adopted, and contains certain reporting and recordkeeping requirements.

     A violation of the Investment Company Act of 1940 may be punished by a maximum fine of $10,000 or by imprisonment for not more than five years, or both.


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A.  PROHIBITIONS. All Employees  are  prohibited  from  trading  on  "inside information," which is material nonpublic information about the issuer of the security. Employees are prohibited from (1) buying or selling any security while in the possession of inside information; (2) communicating to third parties inside information, or (3) using insider information about MFSI securities recommendations or Client holdings, to benefit Clients or to gain personal benefit.

B. ADMINISTRATION. The Chief Compliance Officer maintains written procedures reasonably designed to safeguard Client information and prevent an Insider Trading violation. Any Employee who believes he or she may be in possession of inside information should promptly inform the Compliance Department.

VI.  Restrictions Relating to Securities Transactions

A. GENERAL TRADING RESTRICTIONS FOR ALL EMPLOYEES. The following prohibitions apply to all Employees. Employee trading includes trading of their spouses, dependent relatives, trustee and custodial accounts or any other account in which the Employee has a financial interest or over which the Employee has investment discretion.

1. MARKET TIMING MUTUAL FUNDS. Mutual funds managed or sub-advised by MFSI (including variable annuities but excluding money market funds) are not intended to be used as short-term trading vehicles. Employees are prohibited from engaging in market timing any mutual fund (including variable annuities but excluding money market funds) managed or sub-advised by MFSI in any manner which violates that mutual fund's prospectus.

2. LATE TRADING IN MUTUAL FUNDS. Late trading in mutual funds is explicitly prohibited by law. Late trading occurs when a mutual fund order is received from a client after the mutual fund's trading deadline. Even though the Code does not require Employees to report purchases of mutual funds, which are not managed or sub-advised by MFSI, this Code prohibits employees from engaging in or facilitating late trading any mutual fund.

B. ADDITIONAL TRADING RESTRICTIONS FOR ALL ACCESS PERSONS. "Access Persons" is defined in the definitions section of this Code. The Compliance Department will inform an Employee of his status as an Access Person, obtain a written acknowledgement, and retain a current list of Access Persons. In addition to the trading restrictions which apply to all Employees, Access Persons are subject to the following additional trading restrictions. The trading restrictions for Access Persons also include trading of their spouses, dependent relatives, trustee and custodial accounts or any other account in which the Access Person has a financial interest or over which the Access Person has investment discretion. These additional trading restrictions do not apply to Exempt Securities and Transactions, see section below.

1. RESTRICTION ON BROKERAGE ACCOUNTS. No Access Person may engage in personal securities transactions other than through a brokerage account which has been approved by the Compliance Department. Every approved account is required to provide the Compliance Department with duplicate trade confirmations and account statements.


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2.  PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS.

   (a) PRE-CLEARANCE. All Access Persons must obtain approval from the Compliance Department prior to entering into any securities transaction. Approval of a transaction, once given, is effective for two business days on which approval was given or until the Access Person discovers that the information provided at the time the transaction was approved is no longer accurate. If an Access Person decides not to execute the transaction within the two business days pre-clearance approval is given, or the entire trade is not executed, the Access Person must request pre-clearance again at such time as the Access Person decides to execute the trade. Exempt Securities and Transactions do not need to be pre-cleared.

   (b) BLUE CHIP LIMITED EXEMPTION FROM PRE-CLEARANCE. Access Persons do not need to pre-clear a purchase or sale securities which (i) involve less than $50,000 of the securities of a company listed either on a national securities exchange or traded over the counter, and (ii) have a market capitalization exceeding $10 billion. Securities purchased pursuant to this Blue Chip exception to the Blackout Period are still subject to the Best Execution requirement and must be reported on quarterly transaction reports see below.

3.  BLACKOUT PERIOD FOR PURCHASES AND SALES.

 (a) BLACKOUT PERIOD. No personal securities transaction of an access person will be cleared (as provided in section VI.4) if a Fund or any client (1) has a conflicting order pending or (2) is actively considering a purchase or sale of the same security. A conflicting order is any order for the same security, or an option on or warrant for that security, that has not been fully executed. A purchase or sale of a security is being "actively considered" (a) when a recommendation to purchase or sell has been made for a Fund and is pending, or (b) with respect to the person making the recommendation when that person is seriously considering making the recommendation.


   (b) BLUE CHIP LIMITED EXEMPTION FROM BLACKOUT PERIOD. The Blackout Period shall not apply to any purchase or sale of securities which (i) involve less than $50,000 of the securities of a company listed either on a national securities exchange or traded over the counter, and (ii) have a market capitalization exceeding $10 billion. Securities purchased pursuant to this Blue Chip exception to the Blackout Period are still subject to the Best Execution requirement and must be reported on quarterly transaction reports.

6. INITIAL PUBLIC OFFERINGS. No Access Person shall acquire any securities in an initial public offering; provided that access personnel listed on Schedule A may acquire a security in an initial public offering if (i) such security is acquired from a broker-dealer not affiliated with the Funds and
(ii) such access person has received the express written prior approval of the Compliance Department.

7. PRIVATE PLACEMENTS. Access Person purchases and sales of "private placement" securities (including all private equity partnerships, hedge funds, limited partnership or venture capital funds) must be pre-cleared with the Compliance Department. No Access Person may engage in any such transaction unless the Compliance Department has previously determined in writing that the contemplated investment does not involve any potential for conflict with the investment activities


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of  MFSI's Clients. However, Access Persons do not need to pre-clear private placement  opportunities  that  are offered  solely  to MFSI employees
(for example limited partnership units in MFSI).

C. TRADING RESTRICTIONS FOR INDEPENDENT DIRECTORS.

The following restrictions apply only to Independent Directors, as defined in the definitions section of this Code, of a mutual fund which MFSI serves as manager.

1. RESTRICTIONS ON PURCHASES AND SALES. No Independent Director may purchase (sell) any security which, to the Independent Director's knowledge at the time, is being purchased or is being considered for purchase (sold or being considered for sale) by any mutual fund for which he or she is a director. This prohibition shall not apply to Exempted Securities and Transactions.

2. RESTRICTIONS ON TRADES IN SECURITIES RELATED IN VALUE. The restrictions applicable to the transactions in securities by Independent Directors shall similarly apply to securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the security purchased or sold by any Fund for which he or she is a director.

VII. Service as a Director

A. SERVICE AS A DIRECTOR. Access Persons are prohibited from serving on the Boards of Directors of publicly traded companies unless the Compliance Officer determines, in writing, that such service is not inconsistent with the interests of Clients. The Access Person shall be prohibited from discussing the issuer with persons making investment decisions with respect to such issuer.

VIII.  Reporting  Requirements  for  All  Employees,  Access   Persons,  and
Independent Directors

A. REPORTING REQUIREMENTS. All Employees, Access Persons, and certain Independent Directors are subject to different reporting requirements, as listed below. The requirements also apply to all transactions in the accounts of spouses, dependent relatives and members of the same household, trustee and custodial accounts or any other account in which the Employee/Access Person/Independent Director has a financial interest or over which the Employee/Access Person/ Independent Director has investment discretion. The requirements do not apply to securities acquired for accounts over which the Employee/Access Person/Independent Director has no direct or indirect control or influence.

Any holdings or transaction report may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

(1)  INITIAL HOLDINGS REPORT.

   (a) ALL EMPLOYEES. All must disclose their personal securities holdings in mutual funds (including variable annuities but excluding money market funds) managed or sub-advised by MFSI to the Compliance Department within 10 days of commencement of employment


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     with MFSI. Similarly, securities holdings of all  new  related accounts must be reported to the Compliance Department within 10 days of the date that such account becomes related to the employee. Information in the initial holdings report must be current as of a date no more than 45 days prior to the date the person becomes an Employee. The report must be provided in a form acceptable to the Compliance Department. Employees are not required to report purchases or sales of mutual funds, which are not managed or sub-advised by MFSI.

   (b) ALL ACCESS PERSONS. All Access Persons must disclose their personal securities holdings (not just mutual funds managed or sub-advised by MFSI) to the Compliance Department within 10 days of commencement of employment as an Access Person with MFSI. Similarly, securities holdings of all new related accounts must be reported to the Compliance Department within 10 days of the date that such account becomes related to the employee. Information in the initial holdings report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. An initial holdings reports shall include at a minimum the title, number of shares, principal amount, the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and the date the Access Person submits the report. Exempt Securities and Transactions do not need to be reported.

   (c) INDEPENDENT DIRECTORS. Independent Directors are not required to make an initial holdings report.

(2)  ANNUAL HOLDINGS REPORT.

   (a) ALL EMPLOYEES. All Employees must submit an annual holdings report to the Compliance Department. The annual holdings report must detail holdings in mutual funds (including variable annuities but excluding money market funds) managed or sub-advised by MFSI as of a date no more than 45 days before the report is submitted and the Compliance Department may mandate a single reporting date, e.g. as of December
     31st. The report must be provided in a form acceptable to the Compliance Department. Employees are not required to report purchases or sales of mutual funds, which are not managed or sub-advised by MFSI.

   (b) ACCESS PERSONS. All Access Persons must submit an annual holdings report to the Compliance Department. The annual holdings report must detail all holdings (not just mutual funds managed or sub-advised by MFSI) as of a date no more than 45 days before the report is submitted and the Compliance Department may mandate a single reporting date, e.g. as of December 31st. Annual holdings reports shall at a minimum contain the same information for each security which is required for an initial holdings report. Exempt Securities and Transactions do not need to be reported.

   (c) INDEPENDENT DIRECTORS. Independent Directors are not required to make an annual holdings report.


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(3)  QUARTERLY TRANSACTION REPORT.

   (a) ALL EMPLOYEES. All Employees must submit quarterly a transactions report to the Compliance Department within 30 days after the end of each calendar quarter. The quarterly transaction report must detail all securities transactions in mutual funds (including variable annuities but excluding money market funds) managed or sub-advised by MFSI during the preceding calendar quarter. The report must be provided in a form acceptable to the Compliance Department. Employees are not required to report purchases or sales of mutual funds, which are not managed or sub-advised by MFSI.

   (b) ACCESS PERSONS. All Access Persons must submit quarterly a transactions report to the Compliance Department within 30 days after the end of each calendar quarter. The quarterly transaction report must detail all securities transactions (not just mutual funds managed or sub-advised by MFSI) in the preceding calendar quarter in which the Access Person had a direct or indirect beneficial interest. The quarterly transaction report shall at a minimum include the date of the transaction, title, number of shares, principal amount, the nature of the transaction (i.e. purchase, sale, etc.), the price at which the transaction was affected, the name of the broker, dealer or bank which executed the transaction, and the date the Access Person submits the report. Exempt Securities and Transactions do not need to be reported.

   (c) INDEPENDENT DIRECTORS. An Independent Director of a mutual fund which MFSI serves as manager need only report a transaction in a security if the Independent Director, at the time of that transaction, knew or, in the ordinary course of fulfilling the official duties of a director of such mutual fund, should have known that, during the 15-day period immediately preceding the date of the transaction by the Independent Director, the security was purchased or sold by any mutual fund or was being considered for purchase or sale by any mutual fund for which he or she is a director. In reporting such transactions, Independent Directors must provide: the date of the transaction, a complete description of the security, number of shares, principal amount, nature of the transaction, price, commission, and name of broker/dealer through which the transaction was effected.

(4) ANNUAL CERTIFICATION OF COMPLIANCE. All Employees/Access Persons and Independent Directors of a mutual fund which MFSI serves as manager, must certify annually to the Compliance Department that (1) they have read, understand, and agree to abide by the applicable portions of this Code of Ethics; (2) they have complied with all requirements of the Code of Ethics, except as otherwise notified by the Compliance Department that they have not complied with certain of such requirements; and (3) they have reported all transactions required to be reported under the Code of Ethics.

(5)  REVIEW  OF  TRANSACTIONS  &  HOLDINGS  REPORTS AND CERTIFICATIONS.  The
Compliance Department shall review all transactions reports, holdings reports, and certifications. The Compliance Departments' review of transactions reports and holdings reports shall include at least the following items, where appropriate:

   (a) an assessment of whether the reporting person followed all procedures required by this Code;
   (b) compare the personal trading to any insider-trading restricted lists;



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   (c)  assess  whether  the  reporting  person  is  trading for his/her own account in the same securities which MFSI is trading for Clients, and if so, whether the Clients are receiving terms as favorable as the reporting person takes for himself/herself;
   (d) periodically analyze the reporting person's trading for patterns that may indicate abuse, including market timing;
   (e) for Access Persons  making investment decisions on behalf of Clients,
     investigate  any  substantial   disparities   between  the  quality  of
     performance the reporting person achieves for his/her own account and that he/she achieves for clients; and
   (f) for Access Persons making investment decisions on behalf of Clients, investigate any substantial disparities between the percentage of trades that are profitable when the reporting person trades for his/her own account and the percentage that are profitable when he/she makes investment decisions for Clients.

IX.  Exempted Securities and Transactions

A. The following securities and transactions do not present the opportunity for improper trading activities that Rule 204A-1 and Rule 17j-1 are designed to prevent; therefore, unless otherwise indicated, the restrictions set forth in Restrictions Relating to Securities Transactions and Reporting Requirements shall not apply to the following exempted transactions or securities.

(1) MANAGED ACCOUNT. Purchases or sales in an account over which the Employee has no direct or indirect influence or control (e.g., an account managed on a fully discretionary basis by an investment adviser or trustee). The managed account shall be prohibited from purchasing initial public offerings or private placements without abiding by the procedures established under this Code to restrict investments by Access Persons in initial public offerings or private placements.

(2) AUTOMATIC INVESTMENT PLANS. Purchases, which are made by reinvesting, cash dividends pursuant to an automatic dividend reinvestment plan.

(3) U.S. GOVERNMENT SECURITIES. Purchases or sales of direct obligations of the U.S. Government.

(4) MUTUAL FUNDS NOT MANAGED OR SUB-ADVISED BY MFSI. Purchases or sales of mutual funds (including variable annuities), which are not managed or sub-advised by MFSI.

(5) CASH INSTRUMENTS. Purchases or sales of bank certificates, bankers' acceptances, commercial paper and other high quality short-term (less than 365 day original maturity) debt instruments, repurchase agreements, and money market funds.

(6) UNIT INVESTMENT TRUSTS. Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are managed or sub-advised by MFSI.

(7) CLASSES OF SECURITIES EXEMPTED BY THE CHIEF COMPLIANCE OFFICER. The Chief Compliance Officer shall maintain a list of classes of securities which the Chief Compliance Officer has determined, in writing, do not present the opportunity for improper trading activities that Rule 204A-1 and Rule 17j-1 are designed to prevent. For example, as of the date that this Code was originally adopted, municipal bonds were a class of securities, which would not be an appropriate


<PAGE 9>


investment for MFSI to make on behalf of any Client. Factors which the Chief Compliance Officer may consider when determining whether or not a class of securities would be appropriate for any Client include whether
(i) purchasing such securities would be consistent with the Client's reasonable expectations; (ii) they may assist the Client in pursuing its investment objective; (iii) they are consistent with the Client's investment strategy; (iv) they will cause the Client to violate any of its investment restrictions; or (v) they will materially change the Client's risk profile as described in documents which MFSI has provided to the Client.

B. The restrictions set forth in Restrictions Relating to Securities Transactions do not apply to the following exempted transactions or securities. However, these transactions are subject to Reporting by Access Persons.

(1) INVOLUNTARY TRANSACTIONS. Purchases or sales, which are non-volitional on the part of the employee (e.g., an in-the-money option that is automatically exercised by a broker; a security that is called away as a result of an exercise of an option; or a security that is sold by a broker, without employee consultation, to meet a margin call not met by the employee).

(2) PRO-RATA RIGHTS. Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

(3) COMMODITIES AND FUTURES. Purchases or sales of commodities, currency futures and futures on broad-based indices, options on futures and options on broad-based indices. The Compliance Department determines which indexes are "broad-based indices." Also exempted are exchange-traded securities, which are representative of, or related closely in value to, these broad-based indices.

(4) GIFTS. The receipt of a bona fide gift of securities. Donations of securities, however, require pre-clearance.

X.   Sanctions

(A) Sanctions may include, but are not limited to, (1) a letter of caution or warning, (2) reversal of a trade, (3) disgorgement of a profit or absorption of costs associated with a trade, (4) fine or other monetary penalty, (5) suspension of personal trading privileges, (6) suspension of employment (with or without compensation), (7) termination of employment,
(8) civil referral to the SEC or other civil regulatory authorities, or (9) criminal referral.

(B) Fines and other monetary penalties shall be contributed to the Monetta Educational Foundation.

XI.  Administration of the Code of Ethics

A. APPOINTMENT OF A COMPLIANCE OFFICER. MFSI, and each of the mutual funds, which MFSI serves as manager, shall appoint a Chief Compliance Officer and shall keep a record for five years of the persons serving as Chief Compliance Officer and their dates of service.


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B. ADMINISTRATION OF THE CODE. The Chief Compliance Officer shall administer the Code and shall use reasonable diligence and institute procedures reasonably necessary to review reports submitted by persons reporting under this Code.

C. INTERPRETATIONS. The Chief Compliance Officer shall interpret the Code, focusing upon achieving the goals of Rule 17j-1 and Rule 204A-1. Unless otherwise specified, all terms in the Code shall be interpreted consistently with the general understanding of such terms in Rule 17j-1, and Rule 204A-1

D. RECORDKEEPING FOR THE CODE. The Chief Compliance Officer shall maintain Code records at MFSI principal place of business, which shall be made available to the SEC as legally required for examination. Code records shall include (1) copies of all versions of the Code in effect, (2) all violations of the Code and any action taken as a result of the violation, (3) all reports made by Employees, Access Persons, and Independent Directors, (4) records of all persons required to make reports under this Code, (5) records of all persons who were responsible for reviewing Code reports, and (6) records of any decision to allow Access Persons to purchase Initial Public Offerings or Private Placements. All records shall be maintained for a period of five years.

E. LIST OF EMPLOYEES, ACCESS PERSONS, INDEPENDENT DIRECTORS. The Chief Compliance Officer shall prepare a list of Employees, Access Persons, and Independent Directors, shall update the list as necessary, and shall maintain a record (for 5 years) of former lists.

F. NOTICE OF STATUS AS ACCESS PERSON OR INDEPENDENT DIRECTOR. The Chief Compliance Officer shall notify each Access Person and Independent Director of their status, provide them with a copy of this Code, and obtain an acknowledgment from such person of receipt thereof.

G. NOTICE OF MATERIAL AMENDMENTS TO THE CODE. The Chief Compliance Officer shall provide notice of material amendments to the Code to every Employee.

H. EXEMPTIONS TO THE CODE.

(1) MUTUAL FUNDS WHICH MFSI  DOES NOT SERVE AS MANAGER.

(2) MUTUAL FUNDS WHICH MFSI SERVES AS MANAGER. With respect to any mutual fund which MFSI serves as manager, the Independent Directors of that mutual fund may exempt any person from application of any section(s) of the Code;
(iii) A written memorandum shall specify the section(s) of this Code from which the person is exempted and the reasons therefore.

I. QUARTERLY DIRECTORS' REPORT. The Chief Compliance Officer for each of the mutual funds, which MFSI serves as manager, shall compile a quarterly report to be presented to the Board of Directors of each such mutual fund. Such report shall discuss compliance with this Code, and shall provide details with respect to any material failure to comply and the actions taken by the Chief Compliance Officer upon discovery of such failure.



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J. ANNUAL DIRECTORS' REPORT. Not less than once a year the  Chief Compliance
Officer for each of the mutual funds, which MFSI serves as manager, shall furnish to Independent Directors of such mutual funds, and the Independent Directors shall consider, a written report that:

(1) Describes any material issues arising under the Code since the last report to the Directors, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations. The annual written report may incorporate by reference information included in written quarterly reports previously presented to the Directors; and

(2) Certifies that MFSI has adopted procedures reasonably necessary to prevent Employees and Access Persons from violating the Code.

XII. Approval and Review by Boards of Directors

The Board of Directors (including a majority of the Independent Directors) of each of the mutual funds managed or sub-advised by MFSI must approve this Code. Additionally, any material changes to this Code must be approved by the Board of Directors within six months after adoption of any material change. Each Board of Directors must base its approval of the Code and any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent employees from engaging in any conduct prohibited by Rule 17j-1. Prior to approving the Code or any material change to the Code, the Board of Directors must receive a certification from the mutual fund, the investment adviser, and principal underwriter that each has adopted procedures reasonably necessary to prevent employees from violating this Code.

XIII. Definitions

(1) "1940 Act" means the Investment Company Act of 1940, as amended.

(2) "Access Person" means any Employee (as defined in this Code) who (a) has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (b) are involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. All MFSI Directors and Officers are Access Persons. All members of the boards of Monetta Trust or Monetta Fund who are "interested persons," as defined in the Investment Company Act of 1940, but who are not employees of MFSI. The non-employee interested board members are those persons listed on Schedule A attached hereto. The Compliance Department may also determine, in writing, to treat certain Employees who do not meet the definition of Access Person as Access Persons for the purposes of this Code.

(3) "Advisers Act" means the Investment Advisers Act of 1940, as amended.

(4) "Beneficial ownership" is interpreted in the same manner as it would be under section 1616a-1(a)(2) of the Securities Exchange Act of 1934 in determining, whether a person has beneficial ownership of a security for purposes of section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.



<PAGE 12>


(5) "Chief Compliance Officer" means that individual so designated by MFSI and each mutual Fund, which MFSI serves as manager.

(6) "Clients" means advisory Clients of MFSI.

(7) "Code" means this Code of Ethics.

(8) "MFSI" means Monetta Financial Services, Inc. and all affiliated entities under common control, excluding any investment companies.

(9) "Employee" means employees of Monetta Financial Services, Inc., (including employees of its affiliates entities) and has the same meaning as "supervised persons" as defined in section 202(a)(25) of the Advisers Act. These include Directors, Officers, Employees, and any other person who provides advice on behalf of MFSI and is subject to MFSI supervision and control.

(10) "Federal Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act (1999), any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

(11) "Independent Directors" means Directors of any mutual fund, which MFSI serves as both manager, and Principal underwriter who are not "interested persons" of the Fund or MFSI, as defined in the 1940 Act.

(12)  "Mutual  funds,"   are   registered   open-end  management  investment
companies. These include variable annuities, which are a form of registered open-end management Investment Company.



<PAGE 13>




                      MONETTA FINANCIAL SERVICES, INC.
                               MONETTA TRUST
                             MONETTA FUND, INC.

                         Code of Ethics Affirmation


     I affirm that I have received a copy of the Monetta Financial Services, Inc., Monetta Trust, and Monetta Fund, Inc., Code of Ethics and have read and understand it. I acknowledge that I am subject to the Code and will comply with the Code in all respects.





Date: ____________________________

                                   ____________________________________
                                   Signature

                                 SCHEDULE A





Monetta Fund:  John W. Bakos



Effective: January 1, 1996
Revised: July 16, 1997
Revised: December 3, 2001